Exhibit 99.1

MTI Technology Reports Fiscal 2005 Fourth Quarter and Full Year
Financial Results; Revenue Increases 59% Year-Over-Year

    TUSTIN, Calif.--(BUSINESS WIRE)--May 26, 2005--MTI Technology Corporation (Nasdaq:MTIC), a leading multi-national storage solutions and services company, today announced its financial results for the fiscal year 2005 fourth quarter and year ended April 2, 2005.
    Revenue for the quarter improved 50% year-over-year to $35.6 million compared to $23.7 million for the fiscal 2004 fourth quarter, and declined 10% sequentially from $39.5 million in the third quarter. Full year fiscal 2005 revenue grew 59% to $132.6 million compared with $83.2 million in the prior year.
    Net loss for the fourth quarter was $8.9 million or $.25 per share compared to a net loss of $2.6 million or $0.08 per share for the preceding quarter and a net loss of $0.7 million or $0.02 per share for the same quarter of the prior fiscal year. Net loss for the full fiscal 2005 was $15.8 million, or $0.45 per share compared to a net loss of $3.9 million or $0.12 per share for the prior fiscal year. Operating results for the fiscal year 2005 were negatively affected by non-cash inventory charges in both product and service cost of revenue, a restructuring charge related primarily to the closure of the Dublin, Ireland facility, and continued investment in sales and service - in line with the Company's growth strategy.
    Product revenue for the fourth quarter increased 70% to $24.9 million from $14.6 million in the prior year period, and decreased 15% quarter-over-quarter from $29.3 million in the third quarter. Full year product revenue grew by 102% to $93.7 million compared to $46.4 million in the prior year. Service revenue for the fourth quarter was $10.7 million, an 18% improvement year-over-year compared to $9.0 million in the comparable prior year quarter, and a 4% improvement sequentially. Full year service revenue was $38.9 million compared to $36.7 million for the full 2004 fiscal year, an increase of 6%.
    Gross margins for the fourth quarter were 12.6% compared to 25.3% in the prior year period and 19.7% in the third quarter. Gross margins for the full-year were 19.2% compared to 26.2% in fiscal year 2004. Fiscal 2005 fourth quarter gross margins were negatively impacted by non-cash charges totaling $1.8 million, primarily related to an inventory write-down. Gross margins for the full-year were further impacted by the integration of 35 new professional services personnel hired in the year.
    SG&A expenses of $10.7 million in the fourth quarter were up year-over-year from $7.5 million and down sequentially from $11.0 million. The increase in expenses year-over-year is due primarily to increased selling expense associated with the addition of new salespeople and higher commissions on increased sales. The Company recorded a restructuring charge of $2.0 million in the fourth quarter of fiscal 2005, principally related to the closing of the Dublin manufacturing and logistics facility.
    As of April 2, 2005, the Company had $12.2 million in cash and cash equivalents. Cash, net of the $1.8 million paid against the existing line of credit, was essentially unchanged from the prior quarter.
    "Fiscal 2005 represented an important milestone for the Company, as we added more than 325 new customers and established a base from which to continue building the pre-eminent total solutions provider in the mid-enterprise storage infrastructure space," said Tom Raimondi, Chairman, President and CEO of MTI. "We now have a proven track record of year-over-year top-line growth."
    Raimondi added, "We believe fiscal 2006 to be an inflection point for the Company as we target a transition from a pure growth to a profitable growth model. We believe we have reached a certain critical mass in product sales at which the productivity of our existing sales force offsets the majority of continued investment. We believe our maintenance business has stabilized, and with our bolstered professional services infrastructure, we plan to grow service revenues and corresponding margins. We expect bottom-line results will follow."

    Investor Conference Call

    Management will discuss results followed by a question and answer session today, May 26, 2005 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The call-in number is 800-299-8538, access code 91195230; International callers should dial 617-786-2902. If you are unable to participate, a replay will be available for 48 hours, beginning at 4:30 p.m. Pacific Time May 26, 2005. The replay call-in number is 1-888-286-8010, access code 52430029. The replay for international callers is 617-801-6888, access code 52430029. The conference will be webcast live and archived for 365 days. To access the live webcast, go to the MTI website at www.mti.com.

    About MTI Technology

    MTI is a leading multi-national provider of professional services and comprehensive data storage solutions for mid to large-size organizations. With more than 20 years of expertise as a storage technology innovator, MTI is uniquely qualified to assess, design, implement and support whole-office data storage and backup initiatives. As a strategic partner of EMC (NYSE:EMC), MTI offers the best data storage, protection and management solutions available today. By employing a strategic, consultative approach, MTI provides customers with a single point of contact that eliminates complexities while delivering operational efficiencies and competitive advantages. MTI currently serves more than 3,000 customers throughout North America and Europe. Visit www.mti.com for more information.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company's expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company's growth strategy, ability to build the pre-eminent total solutions provider in our space, ability to achieve and maintain top-line growth, ability to transition to a profitable growth model, size of product sales, productivity of our sales force, the stability of our maintenance business, the ability of our professional services infrastructure to grow service revenues and margins, and our bottom-line results. The actual results may differ materially from those described in any forward-looking statement. In particular, we cannot assure you that MTI will improve revenues, margins, operating efficiencies or operating results, or be within the expected time frame or at all. Important factors that may cause actual results to differ include competition, timing of customer orders, unanticipated expenses, evolving technology, and the economy and other world events. Other important factors are set forth in the Company's periodic filings with the U.S. Securities and Exchange Commission, including its Form 10-K, as amended, for the year ended April 3, 2004. All forward-looking statements speak as of the date made and MTI undertakes no obligation to update any such statement.
    MTI is a registered trademark of MTI Technology Corporation (the
"Company").

    Financial Tables to Follow.

                      MTI TECHNOLOGY CORPORATION

                     CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                   April 2,  April 3,
                                                     2005      2004
                                ASSETS

Current assets:
Cash and cash equivalents                           $12,191    $3,017
Accounts receivable, less allowance for doubtful
 accounts and sales returns of $451 and $437 at
 April 2, 2005, and April 3, 2004, respectively      33,866    22,734
Inventories, net                                      3,723     6,186
Income tax refund and interest receivable               112     2,464
Prepaid expenses and other receivables                6,859     5,792
          Total current assets                       56,751    40,193
Property, plant and equipment, net                      708     1,401
Goodwill, net                                         5,184     5,184
Other                                                   223       216
          Total Assets                              $62,866   $46,994


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit                                       $3,667    $3,933
Current portion of capital lease obligations             78       176
Accounts payable                                     24,474    13,650
Accrued liabilities                                   9,489     6,479
Accrued restructuring charges                         2,767     1,830
Deferred revenue                                     14,020    11,382
          Total current liabilities                  54,495    37,450
Capital lease obligations, less current portion          --        95
Deferred revenue                                      3,695     2,308
          Total liabilities                          58,190    39,853

Redeemable convertible preferred stock, 567 shares
 issued and outstanding at April 2, 2005, net of
 discount                                             7,045        --

Commitments and contingencies                            --        --

Stockholders' equity:
   Preferred stock, $.001 par value; authorized
    5,000 shares; issued and outstanding 567 and 0
    shares at April 2, 2005, and April 3, 2004,
    respectively, included in redeemable convertible
    preferred stock above                                --        --
   Common stock, $.001 par value; authorized
    80,000 shares; issued and outstanding 35,159
    and 34,473 shares in 2005 and 2004
    respectively                                         35        34
   Additional paid-in capital                       144,740   136,316
   Accumulated deficit                             (143,768) (126,149)
   Accumulated other comprehensive loss              (3,376)   (3,060)
          Total stockholders' equity                 (2,369)    7,141
          Total liabilities and stockholders'
           equity                                   $62,866   $46,994


                      MTI TECHNOLOGY CORPORATION

                CONSOLIDATED STATEMENTS OF OPERATIONS
  FISCAL YEARS ENDED APRIL 2, 2005, APRIL 3, 2004, AND APRIL 5, 2003
                (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            2005     2004      2003

Net product revenue                        $93,703  $46,442   $40,101
Service revenue                             38,910   36,723    42,285

          Total revenue                    132,613   83,165    82,386

Product cost of revenue                     73,898   34,969    32,948
Service cost of revenue                     33,196   26,390    27,640

          Total cost of revenue            107,094   61,359    60,588

          Gross profit                      25,519   21,806    21,798

Operating expenses:
Selling, general and administrative         39,078   28,935    27,754
Research and development                        --      776     5,238
Restructuring charges                        2,024     (211)    1,467

          Total operating expenses          41,102   29,500    34,459

          Operating loss                   (15,583)  (7,694)  (12,661)

Interest and other income (expense), net      (500)     631     1,008
Gain on foreign currency transactions          318       29       639

Loss before income taxes                   (15,765)  (7,034)  (11,014)
Income tax expense (benefit)                    22   (3,168)      205

Net loss                                   (15,787)  (3,866)  (11,219)

Amortization of preferred stock discount      (880)      --        --
Dividend on preferred stock                   (953)      --        --

Net loss applicable to common
 shareholders                             $(17,620) $(3,866) $(11,219)

Net loss per share:
  Basic and diluted                         $(0.51)  $(0.12)   $(0.34)

Weighted average shares used in per share
 computations:
  Basic and diluted                         34,746   33,482    32,852


                      MTI TECHNOLOGY CORPORATION

                CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER SHARE DATA)
                             (UNAUDITED)

                                            FY 2005  FY 2004  FY 2005
                                               Q4       Q4       Q3

Net product revenue                         $24,894  $14,625  $29,286
Service revenue                              10,668    9,026   10,229

          Total revenue                      35,562   23,651   39,515

Product cost of revenue                      20,741   10,876   23,286
Service cost of revenue                      10,333    6,799    8,457

          Total cost of revenue              31,074   17,675   31,743

          Gross profit                        4,488    5,976    7,772

Operating expenses:
Selling, general and administrative          10,686    7,498   11,027
Research and development                         --       --       --
Restructuring charges                         2,024       --       --

          Total operating expenses           12,710    7,498   11,027

          Operating loss                     (8,222)  (1,522)  (3,255)

Interest and other income (expense), net       (188)     735      (64)
Gain (loss) on foreign currency transactions   (487)      (1)     713

Loss before income taxes                     (8,897)    (788)  (2,606)
Income tax expense (benefit)                     11      (44)       6

Net loss                                     (8,908)    (744)  (2,612)

Amortization of preferred stock discount       (306)      --     (293)
Dividend on preferred stock                    (300)      --     (300)

Net loss applicable to common shareholders  $(9,514)   $(744) $(3,205)

Net loss per share:
  Basic and diluted                          $(0.27)  $(0.02)  $(0.09)

Weighted average shares used in per share
 computations:
  Basic and diluted                          35,065   34,200   34,723


    CONTACT: MTI Technology
             Victor Chynoweth, 714-481-7828
             vchynoweth@mti.com